Exhibit (a)(3)

                              THE JAPAN FUND, INC.
                             ARTICLES SUPPLEMENTARY


         The Japan Fund, Inc., a Maryland corporation (which is hereinafter called the "Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors (i) has duly designated and classified three hundred million (300,000,000) shares of the authorized but unissued shares of the Corporation's capital stock into four separate classes of shares, with one hundred million (100,000,000) of such shares being designated and classified as "Class A" shares, fifty million (50,000,000) of such shares being designated and classified as "Class B" shares, fifty million (50,000,000) of such shares being designated and classified as "Class C" shares, and one hundred million (100,000,000) of such shares being designated and classified as "AARP Shares;" and (ii) has duly designated the three hundred million (300,000,000) shares of issued and unissued authorized shares of the Corporation's capital stock not designated and classified pursuant to (i) above as the "Class S" shares of the Corporation's capital stock.

         (a) Immediately prior to the filing of these Articles Supplementary, the Corporation had the authority to issue six hundred million (600,000,000) shares of capital stock, $0.33-1/3 par value per share, all of which were designated as Common Stock.

         (b) Immediately after the filing of these Articles Supplementary, the Corporation will have the authority to issue six hundred million (600,000,000) shares of capital stock, $0.33-1/3 par value per share, of which one hundred million (100,000,000) of such shares will be designated as "Class A" shares of Common Stock, fifty million (50,000,000) of such shares will be designated as "Class B" shares of Common Stock, fifty million (50,000,000) of such shares will be designated as "Class C" shares of Common Stock, one hundred million (100,000,000) of such shares will be designated as "AARP Shares" of Common Stock and three hundred million (300,000,000) of such shares will be designated as "Class S" shares of Common Stock.

         SECOND: A description of the "Class A" shares, "Class B" shares, "Class C" shares and "AARP Shares," including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of such shares, as set by the Board of Directors of the Corporation, is as follows:

         (a) Except as provided in the Charter of the Corporation and except as described in (b) and (c) below, the "Class A" shares, "Class B" shares, "Class C" shares and "AARP Shares" each shall be identical in all respects, and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the "Class S" shares of the Corporation's Common Stock.

         (b) The "Class A" shares, "Class B" shares, "Class C" shares and "AARP Shares" of the Corporation's Common Stock may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees (including, without limitation, distribution expenses under a Rule 12b-1 plan, administrative expenses under an administrative or service agreement, plan or other arrangement, and other administrative, record keeping, redemption, service or other fees, however designated), and to such account size requirements, which may be different from one another, as well as different from the sale loads, charges, expenses, fees or account size requirements of the "Class S" shares of the Corporation's Common Stock, all as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         (c) The "Class B" shares of the Corporation's Common Stock shall be convertible into "Class A" shares of the Corporation's Common Stock on such terms and subject to such provisions as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions designating, redesignating and classifying the capital stock of the corporation as set forth in these Articles Supplementary.


         IN WITNESS WHEREOF, The Japan Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Assistant Secretary on this 27th day of April, 2000; and its President acknowledges that these Articles Supplementary are the act of The Japan Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.



ATTEST:                                              THE JAPAN FUND, INC.

/s/Maureen E. Kane                                   /s/Lynn S. Birdsong
------------------------------                       ---------------------------
Maureen E. Kane                                      Lynn S. Birdsong
Assistant Secretary                                  President




                                       2